FINANCIAL NEWS

Contact:
David H. Allen
Vice President, Investor Relations
(512) 851-4122
david.allen@cirrus.com

Cirrus Logic Updates FY 05 Third Quarter Outlook

Announces Actions to Reduce R&D and SG&A Expenses;
Implements Product-centric Management Structure

AUSTIN, Texas – Dec. 16, 2004 – Cirrus Logic Inc. (Nasdaq: CRUS) today updated its outlook for its fiscal year 2005 third quarter, ending Dec. 25, 2004. The company also announced actions expected to reduce quarterly combined R&D and SG&A expenses by approximately $2 million to $3 million in its fourth quarter, ending Mar. 26, 2005, compared with the third quarter.

Updated Outlook and Third Quarter Actions

Cirrus Logic’s current expectations for the third fiscal quarter include the following:

•	Revenue of approximately $46 million to $47 million, with sales of analog and video components contributing approximately 90 percent and 10 percent of third quarter’s revenue, respectively. On Oct. 20, 2004, Cirrus Logic said that it expected revenue of $50 million to $55 million, with revenue from analog integrated circuits (ICs) ranging between $43 million and $46 million and video IC sales ranging between $7 million and $9 million. Cirrus Logic reported sales of $51.3 million in the prior quarter.

•	Gross margin in the range of 41 percent to 42 percent. This estimate includes a net charge of up to $5 million for excess and obsolete inventory. Excluding the net charge, the company expects gross margin to be in the range of 51 percent to 52 percent. On Oct. 20, 2004, the company said that it expected gross margin to be in the range of 51 percent to 53 percent. Cirrus Logic reported a gross margin of 44.7 percent in the prior quarter, which included a net charge of $3.9 million for excess and obsolete inventory. Excluding prior quarter net charge, the gross margin for the period would have been 52.3 percent.

•	Combined expenses for R&D and SG&A of approximately $28 million to $29 million, consistent with the range provided on Oct. 20, 2004. Cirrus Logic reported combined expenses for R&D and SG&A of $31.0 million in the prior quarter.

•	A restructuring charge totaling $5 million to $6 million over the third and fourth quarters for a workforce reduction and corresponding facility consolidation activities, which are expected to be completed by the end of the fourth quarter. Included in the restructuring charge are cash severance payments of approximately $3 million associated with today’s announcement and expected to be paid during the third and fourth quarters.

The company had 704 employees at the end of November and expects to end the March quarter with approximately 600 employees through workforce reductions and attrition.

“The December quarter results have been negatively impacted by continued slow demand for consumer ICs, including audio converters used in DVD players. Despite the start of a ramp last quarter of video IC shipments to top-tier Japanese and Korean accounts, sales of ICs used in DVD recording applications remain below our prior expectations. Demand for our analog ICs used in industrial applications has continued to remain relatively strong during the quarter,” said David D. French, president and CEO of Cirrus Logic.

The company will report its fiscal year 2005 third quarter financial results after the market closes on Wednesday, Jan. 26, 2005.

Product-centric Management Structure Implemented

“For the past two and a half years, Cirrus Logic has operated within a functional group structure. While that structure served its purpose as we exited certain business lines, our priorities have evolved. To accelerate our drive towards revenue growth and profitability, we are implementing a product-centric structure that provides greater focus and alignment of our resources,” said French.

Under the new structure, the company has established four product lines:

•	Mixed-Signal Audio Products, which focus on home audio, home video, pro-audio, automotive, portable, and console/PC applications;

•	Industrial Products, which target industrial process control, analytical instruments, power meter, seismic, and consumer utility applications;

•	Embedded Products, which address multi-channel audio, networked audio, audio consulting, general purpose ARM, and communications applications; and

•	Video Products, which support the DVD recording applications.

About Cirrus Logic

Cirrus Logic is a premier supplier of high-performance analog, mixed-signal and digital processing solutions for consumer entertainment electronics, automotive entertainment and industrial product applications. Building on its global market leadership in audio ICs and its rich mixed-signal patent portfolio, Cirrus Logic targets audio, video and precision mixed-signal applications in these growing markets. The company operates from headquarters in Austin, Texas, with offices in California, Colorado, Europe, Japan and Asia.

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Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release, including our estimates of fiscal year 2005 third quarter revenues, gross margins, combined R&D and SG&A expenses and restructuring charges, and fiscal year fourth quarter combined R&D and SG&A expenses are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the following: overall conditions in the semiconductor market; the expansion of the consumer digital entertainment electronics market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the results of any potential and pending litigation matters; the level of orders and shipments during the fiscal year 2005 third quarter, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; pricing pressures; hardware or software deficiencies; our dependence on subcontractors for assembly, manufacturing, packaging and testing functions; our ability to make continued substantial investments in research and development; foreign currency fluctuations; the retention of key employees; the impact of restructuring and other costs, such as work force reductions and facility consolidations; and the risk factors listed in our Form 10-K for the year ended March 27, 2004, and in other filings with the Securities and Exchange Commission. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.